Exhibit 4.2 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED Altus Power, Inc., Inc. (the “Company,” “we,” “our” and “us” ) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, namely, our Class A common stock, par value $0.0001 per share (“Class A Common Stock”). The following description of our Class A Common Stock is a summary and does not purport to be com- plete. It is subject to and qualified in its entirety by reference to our third amended and restated certificate of incor- poration and our second amended and restated bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K. For additional information, please read the Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Authorized Capital Stock Our third amended and restated certificate of incorporation authorizes the issuance of 990,000,000 shares of common stock, $0.0001 par value per share, including 988,591,250 shares of Class A Common Stock and 1,408,750 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), as well as 10,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).  Common Stock Voting Rights Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, under the third amended and restated certificate of incorporation, the holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of each series of common stock shall not be entitled to vote on any amendment to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of common stock, as applicable, if the holders of such affected series of Preferred Stock or other series of common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise required by law, holders of shares of Class B Common Stock shall be entitled to only such voting rights, if any, as are expressly granted by the third amended and restated certificate of incorporation. Dividend Rights Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock, dividends and other distributions may be declared and paid ratably on the common stock out of our assets that are legally available for this purpose at such times and in such amounts as our board of directors (the “Board”) in its discretion shall determine. Liquidation, Dissolution and Winding Up Upon our dissolution, liquidation or winding up, the change of control provisions of the third amended and restated certificate of incorporation shall be deemed to apply with respect to the shares of Class B Common Stock then outstanding, whether or not such dissolution, liquidation or winding up of us constitutes a change of control thereunder, and after payment or provision for payment of the debts and other our liabilities and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the distribution of our assets upon such dissolution, liquidation or winding up, the holders of common stock shall be entitled to receive our remaining assets available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them. Preemptive or Other Rights The holders of Class A Common Stock do not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Class A Common Stock. Alignment Shares The alignment shares (the “Alignment Shares”) are designated as shares of Class B Common Stock. The Alignment Shares will automatically convert into shares of Class A Common Stock based upon the total return on the Class A Common Stock as of the relevant measurement date over the seven fiscal years following our business combination (the “Business Combination”) with CBRE Acquisition Holdings, Inc. On the last day of each measurement period (as defined below), which will occur annually over seven fiscal years following consummation of the Business Combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 of the shares of Class B Common Stock will automatically convert into shares of Class A Common Stock based upon the Total Return (as further described herein) of our outstanding equity capital as of the relevant measurement date above the price threshold. The first such conversion occurred on March 31, 2022, and 201,250 shares of Class B Common Stock were automatically converted into 2,011 shares of Class A Common Stock pursuant to the terms set forth below. For so long as any Alignment Shares remain outstanding, we may not, without the prior written consent of the holders of a majority of the Alignment Shares then outstanding, take certain actions such as to (i) amend, alter or repeal any provision of the third amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock, or (ii) issue any shares of Class B Common Stock. As a result, the holders of the Alignment Shares may be able to prevent us from taking such actions that some public stockholders may believe are in our interest. Any action required or permitted to be taken at any meeting of the holders of Alignment Shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Alignment Shares were present and voted. Alignment Shares Conversion On the last day of each measurement period, which will occur annually over seven fiscal years following the end of the first fiscal quarter following consummation of our Business Combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 Alignment Shares will automatically convert, subject to adjustment as described herein, into shares of our Class A Common Stock (“conversion shares”), as follows:  if the sum (such sum, the “Total Return”) of (i) the volume-weighted average price (“VWAP”), calculated in accordance with “—Volume Weighted Average Price” below, of shares of our Class A Common Stock for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of our Class A Common Stock, the record date for which is on or prior to the last day of the measurement period, does not exceed the price threshold (as defined below), the number of conversion shares for such measurement period will be 2,013 shares of Class A Common Stock;   if the Total Return exceeds the price threshold but does not exceed an amount equal to 130% of the price threshold, then subject to the Conversion Cap (as defined below) the number of conversion shares for such measurement period will be equal to 20% of the difference between (a) the Total Return and (b) the price threshold, multiplied by (I) 63,648,854 (the “Applicable Closing Share Count”) divided by (II) the Total Return; and   if the Total Return exceeds an amount equal to 130% of the price threshold, then subject to the Conversion Cap the number of conversion shares for such measurement period will be equal to the sum of: (a) 20% of the difference between (I) an amount equal to 130% of the price threshold and (II) the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return; plus (b) 30% of the difference between (I) the Total Return and (II) an amount equal to 130% of the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return.  Notwithstanding paragraphs 2 and 3 immediately above, in no event shall the number of conversion shares for any such measurement period be less than 2,013 shares of Class A Common Stock. If the provisions set forth in paragraphs 2 and 3 immediately above result in the number of conversion shares for any such measurement period being less than 2,013 shares of Class A Common Stock, then the number of conversion shares for such measurement period will be equal to 2,013 shares of Class A Common Stock. Notwithstanding anything in this section, (i) the aggregate number of conversion shares shall be limited by a conversion cap equal to 14,596,638 (the “Conversion Cap”), and (ii) all remaining shares of Class B Common Stock that cannot be converted into shares of Class A Common Stock as a result of the Conversion Cap being met shall collectively convert into one Conversion Share (the “Remainder Conversion”). The term “measurement period” means (i) the period beginning on December 9, 2021, and ending with, and including, March 31, 2022 and (ii) each of the six successive four-fiscal-quarter periods. The “price threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the price threshold for the immediately preceding measurement period and (ii) the VWAP for the final fiscal quarter of the immediately preceding measurement period (in each case of clause (i) and (ii), as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions). Each conversion of Alignment Shares will apply to the holders of Alignment Shares on a pro rata basis. If, upon conversion of any Alignment Shares, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to such holder.  We include the following hypothetical scenarios solely for the purpose of illustrating the number of shares of Class A Common Stock that would be issued upon conversion of the Alignment Shares during one measurement period, assuming the Applicable Closing Share Count is 70,000,000, assuming the VWAP is $9.00 for the initial measurement period and assuming that no dividends or distributions have been paid or are payable on shares of Class A Common Stock during the initial measurement period, then the Total Return would be $9.00 per share and the 201,250 Alignment Shares would convert into 2,013 shares of Class A Common Stock following the close of the initial measurement period. In contrast, assuming the VWAP is $11.00 for the initial measurement period (rather than $9.00) and dividends and distributions equal to $1.00 per share of Class A Common Stock were paid or payable during the initial measurement period (rather than no dividends or distributions), the Total Return would be $12.00, which exceeds the initial $10.00 price threshold, but is less than 130% of the initial $10.00 price threshold. The conversion value would be calculated as 20% of the $2.00 per share appreciation above $10.00, or $0.40 per share, multiplied by 70,000,000 shares of Class A Common Stock or $28,000,000. This conversion value would then be divided by the Total Return of $12.00, which yields 2,333,333 shares of Class A Common Stock. Thus, the 201,250 Alignment Shares would convert into 2,333,333 shares of Class A Common Stock following the close of the initial measurement period (subject to the Conversion Cap).

Continuing with the example above, at the end of the second measurement period, assuming the Total Return is $11.00, the 201,250 Alignment Shares at year end would convert into only 2,013 shares of Class A Common Stock because the Total Return for the second measurement period of $11.00 is less than the price threshold of $12.00. If the Total Return for the second measurement period was instead $16.00, then the 201,250 Alignment Shares would convert into 3,675,000 shares of Class A Common Stock. The Total Return of $16.00 would exceed the price threshold of $12.00 by $4.00, which is more than 130% of the $12.00 price threshold. The conversion value would be calculated as the sum of (i) 20% of $3.60 (the excess over $12.00 of a price equal to 130% of $12.00), or $0.72, and (ii) 30% of $0.40 (the difference between the Total Return and 130% of $12.00), or $0.12, multiplied by 70,000,000 shares of Class A Common Stock or $58,800,000. Such amount would then divided by the Total Return of $16.00, which yields 3,675,000 shares of Class A common stock (subject to the Conversion Cap).

The tables below provide an illustration of the number of conversion shares each tranche of Alignment Shares shall convert into based on the Price Threshold and Total Return for a given measurement period, based on an Applicable Closing Share Count of 70,000,000 shares of Class A Common Stock:

Annual Conversion Shares

	Total Return ($)									
Price Threshold ($)	**$8.00**	**$9.00**	**$10.00**	**$11.00**	**$12.00**	**$13.00**	**$14.00**	**$15.00**	**$16.00**	**$17.00**
$10.00	2,013	2,013	2,013	1,272,727	2,333,333	3,230,769	4,500,000	5,600,000	6,562,500	7,411,764
$10.50	2,013	2,013	2,013	636,363	1,750,000	2,692,307	3,675,000	4,830,000	5,840,625	6,732,352
$11.00	2,013	2,013	2,013	2,013	1,166,666	2,153,846	3,000,000	4,060,000	5,118,750	6,052,941
$11.50	2,013	2,013	2,013	2,013	583,333	1,615,384	2,500,000	3,290,000	4,396,875	5,373,529
$12.00	2,013	2,013	2,013	2,013	2,013	1,076,923	2,000,000	2,800,000	3,675,000	4,694,117
$12.50	2,013	2,013	2,013	2,013	2,013	538,461	1,500,000	2,333,333	3,062,500	4,014,705
$13.00	2,013	2,013	2,013	2,013	2,013	2,013	1,000,000	1,866,666	2,625,000	3,335,294
$13.50	2,013	2,013	2,013	2,013	2,013	2,013	500,000	1,400,000	2,187,500	2,882,352
$14.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	933,333	1,750,000	2,470,588
$14.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	466,666	1,312,500	2,058,823
$15.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	875,000	1,647,058
$15.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	437,500	1,235,294
$16.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	823,529
$16.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	411,764
$17.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$17.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$20.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013

Price Threshold ($)	Total Return ($) $18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00
$10.00	8,166,666	8,842,105	9,450,000	10,000,000	10,500,000	10,956,521	11,375,000	11,760,000
$10.50	7,525,000	8,234,210	8,872,500	9,450,000	9,975,000	10,454,347	10,893,750	11,298,000
$11.00	6,883,333	7,626,315	8,295,000	8,900,000	9,450,000	9,952,173	10,412,500	10,836,000
$11.50	6,241,666	7,018,421	7,717,500	8,350,000	8,925,000	9,450,000	9,931,250	10,374,000
$12.00	5,600,000	6,410,526	7,140,000	7,800,000	8,400,000	8,947,826	9,450,000	9,912,000
$12.50	4,958,333	5,802,631	6,562,500	7,250,000	7,875,000	8,445,652	8,968,750	9,450,000
$13.00	4,316,666	5,194,736	5,985,000	6,700,000	7,350,000	7,943,478	8,487,500	8,988,000
$13.50	3,675,000	4,586,842	5,407,500	6,150,000	6,825,000	7,441,304	8,006,250	8,526,000
$14.00	3,111,111	3,978,947	4,830,000	5,600,000	6,300,000	6,939,130	7,525,000	8,064,000
$14.50	2,722,222	3,371,052	4,252,500	5,050,000	5,775,000	6,436,956	7,043,750	7,602,000
$15.00	2,333,333	2,947,368	3,675,000	4,500,000	5,250,000	5,934,782	6,562,500	7,140,000
$15.50	1,944,444	2,578,947	3,150,000	3,950,000	4,725,000	5,432,608	6,081,250	6,678,000
$16.00	1,555,555	2,210,526	2,800,000	3,400,000	4,200,000	4,930,434	5,600,000	6,216,000
$16.50	1,166,666	1,842,105	2,450,000	3,000,000	3,675,000	4,428,260	5,118,750	5,754,000
$17.00	777,777	1,473,684	2,100,000	2,666,666	3,181,818	3,926,086	4,637,500	5,292,000
$17.50	388,888	1,105,263	1,750,000	2,333,333	2,863,636	3,423,913	4,156,250	4,830,000
$18.00	2,013	736,842	1,400,000	2,000,000	2,545,454	3,043,478	3,675,000	4,368,000
$18.50	2,013	368,421	1,050,000	1,666,666	2,227,272	2,739,130	3,208,333	3,906,000
$19.00	2,013	2,013	700,000	1,333,333	1,909,090	2,434,782	2,916,666	3,444,000
$19.50	2,013	2,013	350,000	1,000,000	1,590,909	2,130,434	2,625,000	3,080,000
$20.00	2,013	2,013	2,013	666,666	1,272,727	1,826,086	2,333,333	2,800,000.00

Once the Conversion Cap is met, all remaining Alignment Shares that cannot convert due to the Conversion Cap will collectively convert into one Conversion Share. As a result, the maximum number of Conversion Shares that may be issued will be 14,596,638.

The conversion shares will be deliverable no later than the tenth day following the last day of each applicable measurement period. The conversion shares will be delivered no later than 10:00 a.m., New York City time, on the date of issuance. We are required to publicly announce the number of conversion shares to be issued no less than two business days prior to issuance.

Volume Weighted Average Price

"*VWAP*" per share of our Class A Common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by us) page "VAP" (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such trading day determined, using a volume weighted average method, by an independent financial advisor retained for such purpose by us). "VWAP" for any period means the volume-weighted average of the respective VWAPs for the trading days in such period.

Change of Control

Upon a change of control, for the measurement period in which the change of control transaction occurs, the 201,250 Alignment Shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

- if, prior to the date of such change of control, the Alignment Shares have already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least 5% of the Applicable Closing Share Count (the "5% Threshold Amount"), the number of conversion shares will equal the greater of (i) 2,013 shares of Class A Common Stock and (ii) subject to the Conversion Cap, the number of shares of Class A Common Stock that would be issuable based on the excess of the Total Return above the price threshold as described above with such Total Return calculated based on the cash purchase price in the change of control transaction or deemed value of the consideration received by holders of Class A Common Stock, rather than the VWAP for the final fiscal quarter in the relevant measurement period;   if, prior to the date of the change of control, the Alignment Shares have not already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least the 5% Threshold Amount, subject to the Conversion Cap, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A Common Stock previously issued upon conversion of Alignment Shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the price threshold described above with the Total Return calculated based on the cash purchase price in the change of control transaction or deemed value of the consideration received by holders of Class A Common Stock, rather than the VWAP for the final fiscal quarter in the relevant measurement period; and   to the extent any remaining tranches of 201,250 Alignment Shares remain outstanding, all remaining tranches of 201,250 Alignment Shares will automatically convert into one (1) share of our Class A Common Stock.  A change of control is the occurrence of any one of the following: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d- 3 under the Exchange Act, of common stock representing more than 50% of the voting power of our common stock and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided, however, that a “person” or “group” will not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of the Class A Common Stock will be converted into cash, securities or other property or assets (including any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be deemed to be a change of control pursuant to this clause (b); (c) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our Class A Common Stock ceases to be listed or quoted on any of the New York Stock Exchange (“NYSE”), the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (a) or (b) above will not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions, consists of shares of common stock that are listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which the Alignment Shares convert. Preferred Stock The third amended and restated certificate of incorporation authorizes 10,000,000 shares of undesignated Preferred Stock and provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue shares of Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our Board to issue shares of Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof. Dividends The Company has not paid any cash dividends on shares of our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Transfer Agent and Warrant Agent The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, fraud or bad faith of the indemnified person or entity.